Exhibit 99.1

ABIOMED ANNOUNCES RECORD REVENUE OF $261 MILLION, UP 13% YEAR OVER YEAR

Increasing Low End of Guidance: $1,025 Million - $1,030 Million, up 21% - 22%

Danvers, Mass. — February 3, 2022 – ABIOMED, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today announced financial results for the quarter ended December 31, 2021.

Q3 financial summary and operational highlights:

•

Revenue for the quarter totaled $261 million, an increase of 13% compared to $232 million during the same period of the prior fiscal year. In constant currency,* revenue increased 14% compared to the same period of the prior fiscal year.

•

Worldwide Impella® heart pump product revenue for the quarter totaled $249 million, an increase of 13% compared to $221 million during the same period of the prior fiscal year. In constant currency,* revenue increased 14% compared to the same period of the prior fiscal year.

•

U.S. Impella product revenue for the quarter totaled $201 million, an increase of 12% compared to $180 million during the same period of the prior fiscal year due to a 10% increase in patient utilization.

•

Outside the U.S., Impella product revenue for the quarter totaled $48 million, an increase of 16% compared to $41  million during the same period of the prior fiscal year. In constant currency,* outside the U.S., Impella product revenue increased 22% compared to the same period of the prior fiscal year.

o

Europe product revenue for the quarter totaled $31 million, an increase of 13% compared to $28 million during the same period of the prior fiscal year. In constant currency,* Europe product revenue increased 18% compared to the same period of the prior fiscal year due to a 13% increase in patient utilization.

o

Japan product revenue for the quarter totaled $14 million, an increase of 16% compared to $12 million during the same period of the prior fiscal year. In constant currency,* Japan product revenue increased 27% compared to the same period of the prior fiscal year due to a 35% increase in patient utilization.

•	Gross margin for the quarter was 81.8% compared to 82.3% during the same period of the prior fiscal year.

•

Non-GAAP income from operations* was $65 million or 24.9% non-GAAP operating margin* for the quarter, compared to $71 million non-GAAP income from operations* or 30.8% non-GAAP operating margin* during the same period of the prior fiscal year, primarily due to increased investment in innovation, clinical evidence and building a premier distribution team. GAAP income from operations was $65 million or 24.7% GAAP operating margin for the quarter, compared to $71 million GAAP income from operations or 30.8% GAAP operating margin during the same period of the prior fiscal year.

•

Non-GAAP net income* was $52 million, or $1.13 per diluted share, compared to non-GAAP net income* of $54 million, or $1.17 per diluted share during the same period of the prior fiscal year. GAAP net income was $46 million, or $1.00 per diluted share compared to $62 million GAAP net income or $1.35 per diluted share during the same period of the prior fiscal year.

•	The company generated operating cash flows of $90 million during the quarter. As of December 31, 2021, the company had $932 million of cash and cash equivalents and marketable securities and no debt.

•

On November 3, the company announced the 2021 guidelines of the European Society of Cardiology (ESC) for treatment of acute heart failure patients, including patients in cardiogenic shock, raised the recommendation level for short-term mechanical circulatory support systems, such as Impella heart pumps, from Class IIb ("may be considered") to Class IIa ("should be considered"). This is the first update of the ESC guidelines in five years and reflects the growing body of robust clinical evidence supporting the use of Impella for cardiogenic shock patients.

•

On November 4, physician experts and principal investigators of the PROTECT IV RCT, the RECOVER IV RCT and the STEMI Door-to-Unloading RCT presented robust, high-quality data and clinical studies of Impella heart pumps at Transcatheter Cardiovascular Therapeutics (TCT) 2021, the annual scientific symposium of the Cardiovascular Research Foundation. Presentations included the final results of the PROTECT III and Restore EF prospective studies, an update on the on-going RCTs and a review of the clinical experience with the new 9 French Impella ECP heart pump. The presentations are available for on-demand viewing at this link.

•

On January 10, the company announced that regulators in three countries granted approvals to Impella surgical products. In Japan, Impella 5.5 with SmartAssist has received approval from Japan’s Pharmaceuticals and Medical Devices Agency (PMDA). In the United States, the Food and Drug Administration (FDA) granted an Early Feasibility Study (EFS) Investigational Device Exemption (IDE) to Impella BTR (Bridge-to-Recovery). In Hong Kong, Impella 5.5 with SmartAssist has received approval from the Medical Device Division (MDD).

•

On January 12, Chairman, President and Chief Executive Officer, Michael R. Minogue, presented at the 40th Annual J.P. Morgan Healthcare Conference. The presentation provides a brief overview of the company and a deep dive on Abiomed’s breakthrough innovation, robust clinical evidence, and premier clinical field team.

•

On January 12, the company announced the successful results of the first-in-human EFS of the preCARDIA system. The preCARDIA system is designed to improve decongestion in acutely decompensated heart failure (ADHF) patients by intermittently occluding the superior vena cava. The study met the safety and feasibility endpoints, and the results of the study were published in the journal Circulation: Heart Failure.

“Despite a slower start in October due to the COVID resurgence and hospital labor shortages, our Abiomed 2.0 playbook allowed us to adapt and execute, grow sequentially, and support the most patients ever in a quarter. These record results would not have been possible without the dedication of our customers and employees supporting critically ill patients 24 x 7 on-site, online and in the cloud with Impella Connect,” said Michael R. Minogue, Abiomed’s Chairman, President and Chief Executive Officer. “Our focus on extending our lead in innovation, advancing clinical evidence, and building a premier commercial team enables the pursuit of becoming the global standard of care for hemodynamic support.”

FISCAL YEAR 2022 OUTLOOK

The company is increasing the lower end of its fiscal year 2022 revenue guidance to a range of $1,025 million to $1,030 million with growth of 21% - 22% versus prior year. This compares to the previous quarter guidance of $1,010 million to $1,030 million, an increase of 19% - 22%. The company expects its fiscal year 2022 non-GAAP operating margin* to be in the range of 24% - 25%.

*ABOUT NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the company uses non-GAAP financial measures as described below. The company uses these non-GAAP financial measures for financial and operational decision-making and to evaluate period-to-period comparisons. The company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity. The company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting, and analyzing future periods. The company believes these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by institutional investors and the analyst community to help them analyze the performance of the company’s business.

The company uses the following non-GAAP financial measures:

Non-GAAP operating income: The company defines non-GAAP operating income as operating income, excluding charges for the acquired in-process research and development related to the preCARDIA acquisition.

Non-GAAP operating margin: The company defines non-GAAP operating margin as operating margin, excluding charges for the acquired in-process research and development related to the preCARDIA acquisition.

Non-GAAP net income and net income per diluted share: The company defines non-GAAP net income and net income per diluted share as net income and net income per diluted share, excluding charges for the acquired in-process research and development related to the preCARDIA acquisition, the gain recognized on its previously owned minority interest in preCARDIA, unrealized losses/ gains on investment in Shockwave Medical and excess tax benefits associated with stock-based compensation. The company defines non-GAAP EPS as non-GAAP net income divided by non-GAAP diluted shares, which are calculated as GAAP weighted average outstanding shares plus dilutive potential shares outstanding during the period.

Constant currency: The company defines constant currency revenue growth as the change in revenue between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. The company presents constant currency revenue growth because management believes it provides meaningful information regarding the company’s revenue results on a consistent and comparable basis.

Refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” section of this press release.

The company reports non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The company believes it is useful to exclude certain items because such amounts in any specific period may not directly correlate to the underlying performance of its business operations or can vary significantly between periods. The company believes that non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures. The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliations between these presentations, to more fully understand its business.

EARNINGS CONFERENCE CALL DETAILS

The company will host a conference call to discuss the quarterly results at 8:00 a.m. ET on Thursday, February 3, 2022. The conference call will be hosted by Michael R. Minogue, Chairman, President and Chief Executive Officer and Todd Trapp, Vice President and Chief Financial Officer.

To listen to the call live, please tune into the webcast via https://investors.abiomed.com/events-presentations or dial (844) 200-6205; the international number is (929) 526-1599 access code 898485. A replay of this conference call will be available until Thursday, February 10, 2022. The replay phone number is (866) 813-9403; the international number is +44 204 525 0658. The replay access code is 017050.

ABOUT ABIOMED

Based in Danvers, Massachusetts, USA, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support and oxygenation. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com. Abiomed, Impella, Impella 2.5, Impella 5.0, Impella LD, Impella CP, Impella RP, Impella 5.5, Impella Connect, and SmartAssist are registered trademarks of Abiomed, Inc., and are registered in the U.S. and certain foreign countries. Impella ECP, Impella XR Sheath, Impella BTR, CVAD STUDY, STEMI DTU, Automated Impella Controller and Abiomed Breethe OXY-1 System and preCARDIA are pending trademarks of Abiomed, Inc.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including, without limitation, statements regarding development of Abiomed's existing and new products, the company's progress toward commercial growth, future opportunities and expected regulatory approvals and statements in the paragraph under “Fiscal Year 2022 Outlook” section regarding certain business metrics on either or both a GAAP or non-GAAP basis. All statements, other than statements of historical facts, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning. The company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including, without limitation: the scope, scale and duration of the impact of the COVID-19 pandemic, the company’s dependence on Impella® products for all of its revenues; the company’s ability to successfully compete against its existing or potential competitors; the acceptance of the company’s products by cardiac surgeons and interventional cardiologists; long sales and training cycles associated with expansion into new hospital cardiac centers; reduced market acceptance of the company’s products due to lengthy clinician training process; the company’s ability to effectively manage its growth; the company’s ability to successfully commercialize its products; the company’s ability to obtain regulatory approvals and market and sell its products in certain jurisdictions; enforcement actions and product liability suits relating to off-label uses of the company’s products; unsuccessful clinical trials or procedures relating to products under development; the company’s ability to maintain compliance with regulatory requirements; the failure of third-party payers to provide reimbursement of the company’s products; the company’s ability to increase manufacturing capacity to support continued demand for its products; the company or its vendors’ failure to achieve and maintain high manufacturing standards; the failure of the company’s suppliers to provide the components the company requires; the company’s ability to expand its direct sales activities into international markets; the outcome of ongoing securities class action litigation relating to our public disclosures, the company’s ability to integrate acquired companies into its operations and other risks and challenges detailed in the company's filings with the Securities and Exchange Commission (the “SEC”), including the most recently filed Annual Report on Form 10-K and the filings subsequently filed with or furnished to the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. Unless otherwise required by law, the company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Todd Trapp	Tom Langford
Vice President and Chief Financial Officer	Director, Corporate Communications & PR
978-646-1680	978-882-8408
ttrapp@abiomed.com	tlangford@abiomed.com

Abiomed, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2021	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$144,255	$232,710
Short-term marketable securities	524,966	350,985
Accounts receivable, net	88,952	97,179
Inventories, net	90,199	81,059
Prepaid expenses and other current assets	36,634	26,032
Total current assets	885,006	787,965
Long-term marketable securities	262,635	264,085
Property and equipment, net	196,880	197,129
Goodwill	77,449	78,568
Other intangibles, net	40,278	42,150
Deferred tax assets	3,680	11,380
Other assets	126,949	113,082
Total assets	$1,592,877	$1,494,359
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,066	$34,842
Accrued expenses	66,668	66,046
Deferred revenue	24,867	24,322
Other current liabilities	3,195	3,759
Total current liabilities	126,796	128,969
Other long-term liabilities	10,805	10,162
Contingent consideration	21,539	24,706
Deferred tax liabilities	799	847
Total liabilities	159,939	164,684
Stockholders' equity:
Class B Preferred Stock, $.01 par value	—	—
1,000 shares authorized; issued and outstanding - none
Common stock, $.01 par value	455	453
100,000 shares authorized; 48,229 and 47,929 shares issued as of December 31, 2021 and March 31, 2021, respectively
45,516 and 45,271 shares outstanding as of December 31, 2021 and March 31, 2021, respectively
Additional paid in capital	853,210	800,690
Retained earnings	904,187	828,007
Treasury stock at cost - 2,713 and 2,658 shares as of December 31, 2021 and March 31, 2021, respectively	(304,425)	(288,030)
Accumulated other comprehensive loss	(20,489)	(11,445)
Total stockholders' equity	1,432,938	1,329,675
Total liabilities and stockholders' equity	$1,592,877	$1,494,359

Abiomed, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2021	2020	2021	2020
Revenue	$261,176	$231,663	$761,903	$606,277
Costs and expenses:
Cost of revenue	47,627	41,110	136,701	115,829
Research and development	40,869	33,004	119,618	89,886
Selling, general and administrative	107,618	86,198	313,881	233,809
Acquired in-process research and development	496	—	115,986	—
	196,610	160,312	686,186	439,524
Operating income	64,566	71,351	75,717	166,753
Other (loss) income:
Investment income, net	891	1,449	2,918	5,668
Other (loss) income, net	(7,580)	7,935	37,163	42,305
	(6,689)	9,384	40,081	47,973
Income before income taxes	57,877	80,735	115,798	214,726
Income tax provision	12,125	18,867	39,618	46,057
Net income	$45,752	$61,868	$76,180	$168,669

Net income per share - basic	$1.01	$1.37	$1.68	$3.74
Weighted average shares outstanding - basic	45,508	45,201	45,419	45,105

Net income per share - diluted	$1.00	$1.35	$1.66	$3.69
Weighted average shares outstanding - diluted	45,921	45,706	45,851	45,653

Abiomed, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2021	2020	2021	2020
GAAP operating income	$64,566	$71,351	$75,717	$166,753
Acquired in-process research and development (1)	496	—	115,986	—
Non-GAAP operating income	$65,062	$71,351	$191,703	$166,753

GAAP operating margin	24.7%	30.8%	9.9%	27.5%
Non-GAAP operating margin	24.9%	30.8%	25.2%	27.5%

GAAP net income	45,752	$61,868	$76,180	$168,669
Acquired in-process research and development (1)	496	—	115,986	—
Gain on previously held interest in preCARDIA (2)	—	—	(20,980)	—
Loss (gain) on investment in Shockwave Medical (3)	6,164	(6,237)	(10,748)	(32,338)
Excess tax benefits on stock-based compensation (4)	(338)	(1,909)	(10,139)	(10,363)
Non-GAAP net income	$52,074	$53,722	$150,299	$125,968

GAAP diluted net income per share	$1.00	$1.35	$1.66	$3.69
Acquired in-process research and development (1)	0.01	—	2.53	—
Gain on previously held interest in preCARDIA (2)	—	—	(0.46)	—
Loss (gain) on investment in Shockwave Medical (3)	0.13	(0.14)	(0.23)	(0.71)
Excess tax benefits on stock-based compensation (4)	(0.01)	(0.04)	(0.22)	(0.23)
Non-GAAP diluted net income per share	$1.13	$1.17	$3.28	$2.75

GAAP diluted weighted-average shares outstanding	45,921	45,706	45,851	45,653
Non-GAAP diluted weighted-average shares outstanding	45,921	45,706	45,851	45,653

Notes:

(1) In May 2021, the company acquired the remaining interest in preCARDIA for $82.8 million. The company determined that substantially all of the fair value of the acquisition related to the acquired in-process research and development asset, which resulted in accounting for the transaction as an asset acquisition. The fair value of the acquired in-process research and development asset of $115.5 million is primarily comprised of the net consideration paid for the acquired remaining interest of $82.8 million and our previously owned minority interest in preCARDIA of $32.4 million. During the three months ended December 31, 2021, the Company made a holdback payment of $0.5 million to former shareholders of preCARDIA. Since the acquired technology platform is pre-commercial and has not reached technical feasibility as defined by the accounting rules, the cost of the in-process research and development asset was expensed, resulting in a charge of $116 million for the nine months ended December 31, 2021.

(2) The company recognized a gain of $21 million related to its previously owned minority interest in preCARDIA as described in note (1) above, within the condensed consolidated statement of operations for the nine months ended December 31, 2021.

(3) Amount represents the unrealized loss (gain) on investment in Shockwave Medical in each respective period presented. The company recognized an unrealized loss on investment in Shockwave Medical of $8.2 million ($6.2 million, net of tax benefit) and an unrealized gain of $8.3 million ($6.2 million, net of tax benefit) within other (loss) income, net for the three months ended December 31, 2021 and 2020, respectively. The company recognized an unrealized gain on investment in Shockwave Medical of $14.3 million ($10.7 million, net of tax benefit) and $43 million ($32.3 million, net of tax benefit) within other (loss) income, net for the nine months ended December 31, 2021 and 2020, respectively.

(4) Amount represents the impact of excess tax benefits associated with stock-based compensation in each respective period presented. The company recognized excess tax benefits associated with stock-based compensation of $0.3 million and $1.9 million as an income tax benefit for the three months ended December 31, 2021 and 2020, respectively. The company recognized excess tax benefits associated with stock-based compensation of $10.1 million and $10.4 million as an income tax benefit for the nine months ended December 31, 2021 and 2020, respectively.

Refer to "About Non-GAAP Financial Measures" section of this press release.

Abiomed, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Constant Currency
(Unaudited)
(in thousands)

Total revenue by region:
	For the Three Months Ended December 31,
	2021	2020	% Change	Currency Impact	Constant Currency*
United States	$211,957	$189,116	12%	—%	12%
Europe	32,379	28,630	13%	5%	18%
Japan	14,021	12,012	17%	10%	27%
Rest of world	2,819	1,905	48%	—%	48%
Outside the U.S.	49,219	42,547	16%	6%	22%
Total revenue	$261,176	$231,663	13%	1%	14%

	For the Nine Months Ended December 31,
	2021	2020	% Change	Currency Impact	Constant Currency*
United States	$619,585	$495,988	25%	—%	25%
Europe	97,143	73,638	32%	(2)%	30%
Japan	37,572	31,308	20%	6%	26%
Rest of world	7,603	5,343	42%	—%	42%
Outside the U.S.	142,318	110,289	29%	1%	30%
Total revenue	$761,903	$606,277	26%	—%	26%

Product revenue by region:
	For the Three Months Ended December 31,
	2021	2020	% Change	Currency Impact	Constant Currency*
United States	$201,404	$179,612	12%	—%	12%
Europe	31,266	27,666	13%	5%	18%
Japan	13,575	11,663	16%	11%	27%
Rest of world	2,820	1,906	48%	—%	48%
Outside the U.S.	47,661	41,235	16%	6%	22%
Total product revenue	$249,065	$220,847	13%	1%	14%

	For the Three Months Ended December 31,
	2021	2020	% Change	Currency Impact	Constant Currency*
United States	$588,624	$469,038	25%	—%	25%
Europe	93,823	71,083	32%	(2)%	30%
Japan	36,273	30,477	19%	6%	25%
Rest of world	7,604	5,343	42%	—%	42%
Outside the U.S.	137,700	106,902	29%	—%	29%
Total product revenue	$726,324	$575,940	26%	—%	26%

Refer to "About Non-GAAP Financial Measures" section of this press release.